SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2006

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11921	94-2844166
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 East 57th Street New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Elimination of 280G Gross-Up from Employment Contracts

Effective September 1, 2004, the Company entered into employment contracts with each of the Company’s Section 16 Officers, including Mitchell H. Caplan, R. Jarrett Lilien, Robert J. Simmons and Arlen W. Gelbard, all of which are in substantially the same form. Effective January 3, 2005, the Company entered into an employment contract with Dennis E. Webb in the same form as that afforded to other Section 16 Officers. Collectively, these agreements are referred to as the Employment Contracts. The form of Employment Contracts is disclosed as Exhibit 10.64 to the Company’s financial statements.

Section 5(d) of the Employment Contracts provides that if the executive’s employment with the Company terminates as a result of an Involuntary Termination occurring during a Change in Control Period (as those terms are defined in the Employment Contracts), then, in addition to other severance benefits provided, the Company would also pay the executive a tax equalization payment in an amount which, when added to the other amounts payable, would place the executive in the same after-tax position as if the excise tax penalty of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statute of similar import, did not apply to any of the change in control severance benefits. Such a provision is typically referred to as a “280G gross-up.”

Section 5(d) of the Employment Contracts also provides that the Compensation Committee of the Board of Directors will review the appropriateness of the 280G gross-up for each calendar year beginning on or after January 1, 2005 and determine whether to maintain this benefit for the next year. By this provision the Compensation Committee retained the right to unilaterally eliminate the 280G gross-up benefit.

On December 28, 2006, the Compensation Committee, with the support of the Company’s management, approved the elimination of the 280G gross-up benefit for all Section 16 officers for 2007 and all years going forward. No other changes or modifications to the Employment Contracts were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date: December 29, 2006	By:	/s/ Russell S. Elmer
	Name:	Russell S. Elmer
	Title:	Corporate Secretary